UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 13, 2015

CAROLCO PICTURES, INC.

 (Exact name of registrant as specified in its charter)

Florida	333-176093	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5550 Glades Road, Ste. 500 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

(561) 826-9307

 (Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02	Unregistered Sales of Equity Securities

Effective as of February 13, 2015 (the “Effective Date”), Carolco Pictures, Inc. (the “Company”) agreed to issue to Mario Kassar, 500,000 shares of the Company’s unregistered Common Stock, $0.0001 par value per share, and the option to purchase all or any part of 400,000 shares of the Company’s common stock at an exercise price of $1.00 per share, exercisable until 10 years after the Effective Date as compensation to serve as its Chairman of the Board of Directors as more fully described in Item 5.02 of this Current Report.

The shares of Common Stock and option referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective as of February 13, 2015, the Company’s Board of Directors appointed Mario Kassar as the Chairman of the Board of Directors of the Company.  In consideration for his services, the Company irrevocably granted Mr. Kassar 500,000 shares of the Company’s unregistered shares of common stock and the option to purchase all or any part of 400,000 shares of the Company’s common stock at an exercise price of $1.00 per share, exercisable until 10 years after the Effective Date.  The Company also assumed an obligation to pay Mr. Kassar $500,000 to cover taxes with respect to compensation paid to him as Chairman.   In addition, the Company agreed to reimburse Mr. Kassar for all business expenses incurred or paid by him in the performance of his duties on behalf of the Company including, without limitation, all required travel and lodging expenses. The Company also agreed to indemnify Mr. Kassar against any and all losses, liabilities, damages, expenses (including outside attorneys’ fees), judgments, fines and amounts incurred by Mr. Kassar in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of the Company, by reason of any act or omission to act in connection with the performance of his duties under the agreement to the fullest extent that the Company is permitted to indemnify him under the Company’s Articles of Incorporation in effect as of the Effective Date and applicable law.  During the term of this agreement, the Company is required to obtain and maintain Directors and Officers Insurance in a form acceptable to Mr. Kassar naming him as an additional named insured. Further, provided that Mr. Kassar has neither voluntarily resigned nor been terminated under the terms of the agreement, the majority shareholders who are a party to the agreement agreed to vote all their shares in the Company over which they have voting control and agreed to promptly take all other necessary or desirable actions within their control (including in their capacity as shareholder, director, member of a board committee or officer of the Company or otherwise, and whether at a regular or special meeting or by written consent in lieu of a meeting) to reelect Mr. Kassar as Chairman of Board of the Company.

Mr. Kassar has been for over 30 years and is currently a producer and executive producer of world-wide blockbuster movies. As previously disclosed by the Company, on November 20, 2014 the Company entered into an Executive Services Agreement with Mr. Kassar to deliver future films to the Company.  The effectiveness of this agreement is contingent on the Company raising at least $4 million of equity investment (on terms approved by Mr. Kassar) no later than March 30, 2015 for a film production project currently titled “Audition.”

Other than as discussed above, the Company’s Board of Directors has determined that Mr. Kassar nor any of his immediate family members have had (and do not propose to have) a direct or indirect interest in any transaction in which the Company or any of the Company’s subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404(a) of Securities and Exchange Commission Regulation S-K.

The foregoing description of the compensation agreement does not purport to be complete and is qualified in its entirety by Agreement for Chairman of the Board of Directors, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

ITEM 8.01	Other Events

On February 17, 2015, the Company issued a press release regarding Mr. Kassar’s appointment as Chairman of the Board. A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Agreement for Chairman of Board of Directors
99.1	Press release of Carolco Pictures, Inc. dated February 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 17, 2015	Carolco Pictures, Inc.

	BY:	/s/ Alexander Bafer
Chief Executive Officer

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